As filed with the Securities and Exchange Commission on November 18, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

Delaware	31-1797999
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

501 South 5th Street

Richmond, Virginia 23219-0501

(804) 444-1000

(Address of Principal Executive Offices)

MeadWestvaco Corporation 2005 Performance Incentive Plan,

as Amended and Restated

(Full Title of the Plan)

Wendell L. Willkie, II

Senior Vice President, General Counsel and Secretary

MeadWestvaco Corporation

501 South 5th Street

Richmond, Virginia 23219-0501

(804) 444-1000

(Name, address and telephone number including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	8,125,000	$28.15	$228,718,750	$26,211.17

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, there is also being registered such additional shares of the common stock, par value $0.01 per share (the “Common Stock”) that become available under the 2005 Performance Incentive Plan, as amended and restated, in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits, reverse stock splits or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock, and any other securities with respect to which the outstanding shares are converted or exchanged.
(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sales prices of the Company’s Common Stock, as reported on the New York Stock Exchange on November 15, 2011.

NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 8,125,000 shares of the Common Stock of MeadWestvaco Corporation (the “Company” or “Registrant”), which may be issued pursuant to awards under the 2005 Performance Incentive Plan, as amended and restated (the “Plan”). In accordance with General Instruction E to Form S-8, the Company hereby incorporates herein by reference the original Form S-8 filed by the Company with respect to the Plan on August 26, 2005 (SEC File No. 333-127861) and the additional Form S-8 filed by the Company with respect to the Plan on August 26, 2009 (SEC File No. 333-161567), together with all exhibits filed therewith or incorporated therein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on May 1, 2008)

4.2	Amended and Restated Bylaws dated December 2009 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed December 15, 2009)

4.3*	MeadWestvaco Corporation 2005 Performance Incentive Plan, as amended and restated

5.1*	Opinion of Counsel

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Counsel (contained in Exhibit 5.1)

24.1*	Power of Attorney (included as part of signature page)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on this 18th day of November, 2011.

MEADWESTVACO CORPORATION

By:	/s/ Wendell L. Willkie, II
Wendell L. Willkie, II
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wendell L. Willkie, II as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Luke, Jr. John A. Luke, Jr.	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer and Director)	November 18, 2011

/s/ E. Mark Rajkowski E. Mark Rajkowski	Senior Vice President (Chief Financial Officer)	November 18, 2011

/s/ John E. Banu John E. Banu	Vice President and Controller (Principal Accounting Officer)	November 18, 2011

/s/ Michael E. Campbell Michael E. Campbell	Director	November 18, 2011

/s/ Dr. Thomas W. Cole, Jr. Dr. Thomas W. Cole, Jr.	Director	November 18, 2011

/s/ James G. Kaiser James G. Kaiser	Director	November 18, 2011

/s/ Richard B. Kelson Richard B. Kelson	Director	November 18, 2011

/s/ James M. Kilts James M. Kilts	Director	November 18, 2011

/s/ Susan J. Kropf Susan J. Kropf	Director	November 18, 2011

/s/ Douglas S. Luke Douglas S. Luke	Director	November 18, 2011

Robert C. McCormack	Director

/s/ Timothy H. Powers Timothy H. Powers	Director	November 18, 2011

/s/ Jane L. Warner Jane L. Warner	Director	November 18, 2011

/s/ Alan D. Wilson Alan D. Wilson	Director	November 18, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.3	MeadWestvaco Corporation 2005 Performance Incentive Plan, as amended and restated

5.1	Opinion of Counsel

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Counsel (contained in Exhibit 5.1)

24.1	Power of Attorney (included as part of signature page)